Exhibit 99.2

Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FUEL ECONOMY RULES IN FORD'S APRIL SALES RESULTS

•  Ford's new mid-size sedans and hybrids achieve record sales.
•  April sales totaled 262,722, down 7 percent. Cars up 8 percent; trucks down 15 percent.
•  Lincoln Mercury dealers report higher retail sales for the second month in a row.
•  Land Rover dealers report record sales for the seventh consecutive month.

DEARBORN, Mich., May 2 - Stronger demand for vehicles offering higher fuel economy helped Ford Motor Company offset lower demand for trucks and SUVs. Ford's April sales totaled 262,722, down 7 percent, but car sales were up 8 percent and truck sales were down 15 percent. Within trucks, crossover utilities (CUVs) posted higher sales and the Escape and Mariner hybrid utility models had record sales.

Higher car sales were paced by the company's new mid-size sedans - Ford Fusion, Mercury Milan and Lincoln Zephyr. Combined sales totaled 19,548 in April as each of the sedans posted record monthly sales.

"The Fusion, Milan and Zephyr continue to surprise us on the upside," said Al Giombetti, president, Ford and Lincoln Mercury marketing and sales. "These new, fuel-efficient cars are helping our dealers to retain owners and capture new ones. We never have been in a better position to compete for customers in an environment of rising gasoline prices."

Go to http://media.ford.com for news releases and high-resolution photographs.

Combined sales for Ford's CUVs (Ford Escape and Freestyle and Mercury Mariner) registered a sales increase of 8 percent in April and the Escape and Mariner hybrid models achieved record monthly sales. Sales of the Escape hybrid were 3,039 and sales of the Mariner hybrid were 381.

Ford will expand its CUV portfolio later this year with two all-new CUVs, the Ford Edge and Lincoln MKX.

Lincoln and Mercury posted higher retail sales for the second month in a row as sales of the Milan and Zephyr sedans and Lincoln Mark LT full-size pickup offset lower sales of discontinued products (Mercury Sable and Lincoln LS).

Land Rover dealers reported record sales for April and year-to-date. Sales totaled 3,736 for the month (up 19 percent) and 15,035 year-to-date (up 30 percent). April was the seventh consecutive month of record sales for Land Rover.

###

Go to http://media.ford.com for news releases and high-resolution photographs.